STATE OF NEVADA
ROSS MILLER Secretory of State		SCOTT W ANDERSON Deputy Secretary for Commercial Recordings
OFFICE OF THE SECRETARY OF STATE

Certified Copy
March 29, 2010

Job Number:                                  C20100329-3023
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20100197010-01	Amended & Restated Articles	6 Pages/1 Copies

Respectfully, /s/ ROSS MILLER ROSS MILLER Secretary of State

Certified By: Richard Sifuentes
Certificate Number: C20100329-3023
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 WebsIts: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100197010-01 Filing Date and Time 03/29/2010 2:40 PM Entity Number E0707382008-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 88.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability
Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:
Rivulet International Inc.

2. The articles are: (mark only one box)    ☐ Restated     ☒ Amended and Restated
Please entitle your attached articles "Restated" or 'Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐
No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ________________
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☒	The purpose of the entity has been amended

☒	The authorized shares have been amended

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added,

☒	Articles have been added

☐	Articles have been deleted.

☒	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)
Article 1 Name The name of the corporation is RVUE Holdings, Inc (the "Corporation"). ***Please see the attached for complete Articles***

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary or State Restated Articles Revised: 3-30-09

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 WebsIts: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS-78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

Rivulet International Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

ARTICLE NAME
The name of the corporation is RVUE Holdings, Inc. (theCorporation").

****Please see the attached AMENDED AND RESTATED ARTICLES OF INCORPORATION OF RIVULET INTERNATIONAL, INC***

3	The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

85%

4.	Effective date of filing: (optional)

5.	Signature: (required)

X /s/ Vladimir Vysochin

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding, shares, then the amendment must be approved by the vote. In addition to the afirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series effected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT; Failure to include any of the above information and submit with the proper fees may cause this fling to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary or State Restated Articles Revised: 3-30-09

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF
RIVULET INTERNATIONAL INC.,
A Nevada corporation

ARTICLE I

NAME

The name of the corporation is RVUE Holdings, Inc. (the "Corporation").

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name and address of the Corporation's resident agent for service of process is INCSMART.B1Z, Inc., 4431 Edward Ave, Las Vegas, NV 89108.

ARTICLE III

CAPITAL STOCK
3.01 Authorized Capital Stock The total number of shares of stock this Corporation is authorized to issue shall be one hundred fifty million (150,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

3.02 Common Stock The total number of authorized shares of Common Stock shall be one hundred forty million (140,000,000) shares with par value of $0.001 per share.

3.03 Preferred Stock The total number of authorized shares of Preferred Stock shall be ten million (10,000,000) shares with par value of $0.001 per share. The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation. thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shallbe redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

ARTICLE IV
DIRECTORS

The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the by laws of the Corporation, except that at no time shallthere be less than one director.

  ARTICLE V
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Revised Statutes ("NRS"),

ARTICLE VI
DIRECTORS' AND OFFICERS' LIABILITY

The individual liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII
INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shallbe indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to.repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the, application of the foregoing, the board of directors may adopt by laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Dated: March 29, 2010	By:	/s/ Vladimir Vysochin
Vladimir Vysochin, CEO